Exhibit 99.1

WordLogic U.S. TV Product Launch Set for Late June; Coincides With Planned Web Site Upgrades

VANCOUVER, June 14 /PRNewswire-FirstCall/ -- WordLogic Corporation, (OTC Bulletin Board:WLGC.ob - News) a leading-edge technology company developing advanced methods of text and information entry, including advanced input, will roll out a new TV infomercial campaign  appearing three times daily on CNBC "Power Lunch," other CNBC programs and Bloomberg Television, reports WordLogic Corporation CEO Frank Evanshen.

"We have moved the launch date of our product line forward, into late June," explains Mr. Evanshen.  "The debut of the TV infomercials dovetails with the major upgrading of our web site, which is due to go live in about a week.  They will be launched simultaneously."

Mr. Evanshen explains that the major upgrades at its corporate web site are designed to meet anticipated demand for corporate news and retail product fulfillment. "This launch strategy will help increase our revenue stream and burnish our public brand."

In another move to satisfy increased product demand and allow for future expansion, WordLogic has relocated to new corporate offices at 1130 West Pender St., Suite 230, Vancouver BC Canada.

Advidea Inc. is producing the U.S. consumer broadcast campaign, including its first one-minute infomercial. This represents the first leg of WordLogic's broadcast ad campaign, which plans to spread its wings to multiple broadcast outlets this summer.

WordLogic call center facilities are in place to accept orders and U.S.-based Custom USB will handle software downloading and shipping and handling.

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration.  Company information: Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.